                                                                   EXHIBIT 10.16


                        UPGRADE INTERNATIONAL CORPORATION
                          1411 Fourth Avenue-Suite 629
                            Seattle, Washington 98101
                                 (206) 903-3116



July 11, 2000


Mr. Carey F. Daly II
President, Chief Executive Officer and Chairman
The Pathways Group, Inc.
14201 N.E. 200th Street
Woodinville, Washington 98072

Dear Mr. Daly:

         The purpose of this letter of intent ("Letter") is to set forth certain nonbinding understandings and certain binding agreements between Upgrade International Corporation, a Florida corporation ("UPGD"), and The Pathways Group, Inc., a Delaware corporation ("PTHW"), with respect to a merger transaction (the "Merger") to be accomplished as set forth below.

         The numbered paragraphs below constitute a general guide to the material terms of the Merger, but they do not constitute a definitive agreement and they shall not be enforceable unless and until the parties reach and execute definitive agreement regarding the Merger.

         1. TRANSACTION STRUCTURE. The parties contemplate that UPGD shall form a wholly-owned subsidiary ("Newco"), that PTHW shall merge with and into. Owners of equity interests in PTHW shall receive comparable equity interests in UPGD, as more fully described below. The parties contemplate that the Merger shall qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. If the parties determine that a transaction structure resulting in a direct combination of UPGD and PTHW would facilitate the combined entity being listed on a desired stock exchange, UPGD may elect to have the transaction proceed according to such structure. If such alternative structure would technically result in the survival of PTHW, the economic substance of the transaction set out in this Letter shall still prevail, and the surviving entity would be renamed "Upgrade International Corporation". The officers and directors of UPGD shall be the officers and directors of the surviving parent corporation, and Carey Daly II will be appointed to the UPGD Board of Directors at Closing. Existing PTHW officers and directors shall remain the officers and directors of Newco, or, if an alternative structure is used, shall remain the principals in charge of the business unit conducting PTHW's business.

         2. DUE DILIGENCE. UPGD shall have a reasonable period of time, not to exceed 10 days, after execution of the definitive agreement regarding the Merger, within which it shall finish its due diligence investigation of PTHW. UPGD shall have the right to terminate the agreement if, at the conclusion of such period of time, it is not reasonably satisfied with the results of its investigation. During the period prior to Closing, each party shall permit the other reasonable access to its books, records, facilities and personnel.

         3. CONVERSION RATIO. Subject to paragraph 7, below, the "Conversion Ratio" shall be fourteen and three tenths (14.3) shares of PTHW common stock in exchange for one (1) share of UPGD common stock. PTHW shareholders shall receive UPGD shares in the Merger based on the quotient obtained by dividing their total shares of common stock by the Conversion Ratio.

         4. PREFERRED STOCK. At Closing, PTHW shall have no preferred stock outstanding, and there shall be no securities outstanding that are convertible into preferred stock.

         5. WARRANTS AND OPTIONS. Outstanding PTHW warrants and options shall be converted into UPGD warrants and options on the following bases with respect to each economically distinct warrant or option: (a) the number of such UPGD warrants or options shall be equal to the quotient obtained by dividing the number of such holder's economically distinct PTHW warrants or options by the Conversion Ratio, and (b) the new UPGD exercise price shall be equal to the product of the PTHW exercise price multiplied by the Conversion Ratio.

         6. CAPITAL STRUCTURE. The capitalization of PTHW at the Closing shall not exceed 26,250,000 shares of stock outstanding on a fully diluted basis.

         7. INTERIM FINANCING. The parties shall agree on an interim financing plan for PTHW, based on a budget to be submitted by PTHW and approved by UPGD. For each $100,000 advanced to PTHW, the Conversion Ratio shall be increased by 0.313%, which is intended to provide UPGD the economic effect of purchasing shares in PTHW at $1.2413 per share during the period prior to Closing. For example, if UPGD provides interim financing of $500,000 to PTHW during the period prior to Closing, the Conversion Ratio would be adjusted as follows:

              [($500,000/$100,000) * .00313 * 14.3] +14.3 = 14.524

If the Merger is not consummated, the funds advanced by UPGD shall become an investment in PTHW's senior secured notes, participating pari passu with existing senior secured noteholders in all benefits of the notes, including without limitation security interests and warrant coverage.

         8. FINANCIAL CONDITION. At Closing, exclusive of PTHW's software license fee payable of $700,000, PTHW's current assets shall exceed its current liabilities. There shall be no decrease in PTHW's noncurrent assets, other than in connection with normal and recurring depreciation and amortization. At Closing, other than its current liabilities and the software license fee payable of $700,000, PTHW's liabilities, which shall include any PTHW obligations to pay money (whether in connection with debt or equity securities), shall be no more than $6,250,000. The definitive agreement shall contain terms indicating which of the liabilities shall be paid at Closing and which shall be paid subsequently over time. All PTHW financial information shall be presented in accordance with generally accepted accounting principles on a consistent basis.

         9. FILINGS AND APPROVALS. UPGD and PTHW shall cooperate to prepare and cause to be filed a registration statement on Form S-4 to obtain shareholder approval of the Merger. UPGD and PTHW shall further cooperate to prepare all other filings required to effect the transaction. Each party shall bear its own costs in connection with these filings and approvals.

         10. EXCLUSIVITY; ACQUISITION PROPOSALS AND BREAK-UP FEE. The definitive documentation of the Merger shall include customary provisions regarding the obligation of PTHW and its insiders not to solicit or encourage any competing acquisition proposal, with appropriate flexibility left to PTHW's Board of Directors to enable it to perform its fiduciary duty to its shareholders, the violation of which shall result in PTHW paying UPGD a break-up fee of two percent (2%) of the transaction value.

         11. OTHER TERMS. The definitive documentation of the Merger shall include such other terms and conditions, including representations, warranties and covenants, customary for transactions of this type.

                               *  *  *  *  *

         The following lettered paragraphs constitute the legally binding and enforceable agreement of UPGD and PTHW (in recognition of the significant costs to be borne by UPGD and PTHW in pursuing the execution of a definitive agreement regarding the Merger).

         A. PTHW will not solicit or encourage any competing acquisition proposal from any person other than UPGD, nor will PTHW, or any of its stockholders, through any officer, director, agent, or otherwise, (1) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than UPGD) relating to the disposition of the assets or securities of PTHW, or any part thereof (other than sales in the ordinary course) or (2) subject to fiduciary obligations under applicable law as advised in writing by counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of assets or any securities of PTHW or any part thereof, during the pendency of negotiations between UPGD and PTHW, and neither UPGD nor PTHW will unilaterally terminate these negotiations during the term of this Letter without cause.

         B. For violation of the preceding paragraph A by PTHW or any of its stockholders, through any officer, director, agent, or otherwise, PTHW shall pay UPGD a break-up fee of $638,000.

         C. PTHW shall conduct its business in the ordinary course consistent with prior practices. PTHW will not make or become obligated to make any capital expenditures or enter or become obligated to enter into any material contracts outside of the ordinary course of business consistent with PTHW's prior practice without UPGD's prior written approval or engage in any other transaction outside the ordinary course of business consistent with PTHW's prior practice. PTHW will not make any payment or distribution with respect to its share capital, whether by way of management fee, redemption, dividend, bonus, pay increase or otherwise. The definitive agreement shall contain other mutually acceptable limits on PTHW's conduct of business during the period prior to Closing.

         D. Subject to the terms set forth in paragraph G below respecting confidentiality and certain other matters, each party will afford the other's employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit their respective businesses. Such inspection, investigation and audit shall be conducted in a reasonable manner during regular business hours. In this regard, PTHW hereby affirms the accuracy as of the date of this Letter its representation to UPGD that the capitalization of PTHW at the Closing shall not exceed 26,250,000 shares of stock outstanding on a fully diluted basis.

         E. UPGD and PTHW will negotiate in good faith and use their best efforts to arrive at a mutually acceptable definitive agreement for approval, execution, and delivery on the earliest reasonably practicable date. UPGD and PTHW will thereupon use their best efforts to effect the Closing and to proceed with the transactions contemplated by the definitive agreement as promptly as is reasonably practicable.

         F. Each of the undersigned represents and warrants that he has all necessary authority to execute this Letter and create a binding obligation enforceable according to its terms against the party on whose behalf he signs.

         G. Each party agrees to treat all nonpublic information concerning the other furnished, or to be furnished, by or on behalf of the other (collectively, the "Information") in accordance with the provisions of this paragraph, and to take, or abstain from taking, other actions set forth herein. Each party shall use the Information of the other solely for the purpose of evaluating the Merger, and it will be kept confidential by such party on a need to know basis; provided that (i) any of such Information may be disclosed to such party's officers, directors, employees, representatives, agents, and advisors who need to know such Information for the purpose of evaluating the Merger, (ii) any disclosure of such Information may be made to which the other consents in writing and (iii) such Information may be disclosed if so required by law. If the Merger is not consummated each party will return to the other all material containing or reflecting the Information and will not retain any copies, extracts, or other reproductions thereof. The provisions of this paragraph G shall survive the termination of this Letter.

         H. Before executing the definitive agreement, neither Buyer nor Seller shall made any public release of information regarding the matters contemplated herein except as mutually agreed or as required by law.

         I. Each party shall bear its own costs in connection with all matters relating to the negotiation and execution of this Letter and the definitive agreement.

         J. Except with respect to the enforcement of paragraphs A, B and G, if the definitive agreement is not signed on or before August 15, 2000, either party (if not in material breach of any of the binding provisions of this Letter) may terminate this Letter and thereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder.

         Please sign and date this Letter in the space provided below to confirm our mutual understandings and agreements as set forth in this Letter and return a signed copy to the undersigned. This letter may be signed in counterparts by facsimile, all of which taken together shall be considered a single executed original document. If we do not receive a signed copy of this letter on or before July 12, 2000, we will assume you have no further interest in pursuing this matter.

Very truly yours,


UPGRADE INTERNATIONAL CORPORATION


   /s/  Daniel Bland
---------------------------------
By      Daniel Bland
        Its President


Acknowledged and agreed to:


THE PATHWAYS GROUP, INC.


   /s/ Carey F. Daly II
---------------------------------
By     Carey F. Daly II                                   -----------------
       Its President, Chief Executive Officer             Date
              and Chairman